Exhibit 99.1
Plumas Bank Chief Officers Interim Titles Lifted
QUINCY, California, November 17, 2011 — On November 16, 2011, the Board of Directors of Plumas Bank and Plumas Bancorp (NASDAQ:PLBC), promoted Andrew J. Ryback to President and Chief Executive Officer of Plumas Bancorp and Plumas Bank, and Richard L. Belstock to Chief Financial Officer of the Company and the Bank. Previously, Ryback held the position of interim President and Chief Executive Officer of Plumas Bancorp and Plumas Bank and Belstock held the position of interim Chief Financial Officer of Plumas Bancorp and Plumas Bank.
Daniel E. West, Chairman of the Board, stated, “In recognition of the significant accomplishments during the last 18 months, the Board of Directors and I are pleased to announce the promotion of Andrew Ryback to President and Chief Executive Officer, and Richard Belstock to Chief Financial Officer. Their collective efforts in the management of Plumas Bank’s business plan have successfully guided the Company in these challenging times. Their dedication and focus is much appreciated and we look forward to their continued leadership.”
Ryback was appointed interim President and Chief Executive Officer of Plumas Bancorp and Plumas Bank on March 29, 2010. In March 2005 he was appointed Executive Vice President and Chief Financial Officer of the Company and the Bank. He joined Plumas Bank in 2001. Ryback served as Vice President, Controller for Placer Sierra Bank in Auburn, California prior to 2001.
Ryback received his Bachelor of Science degree in Business Administration from California State University, Northridge. He is a Certified Public Accountant and a graduate of Pacific Coast Banking School. Ryback serves as Treasurer on the board of Sierra Cascade Family Opportunities. Ryback currently serves as Commissioner and Treasurer of the Quincy Fire Protection District; he previously served as a volunteer firefighter. He chairs the Plumas District Hospital Oversight Committee and is a member of Rotary International.
In March 2010 Belstock was appointed interim Chief Financial Officer of the Company and the Bank. He joined the Company as Vice President and Controller in June 2006. From August 1989 to August 1999 he held the position of Controller of Sierra West Bancorp and Sierra West Bank in Truckee, California. Belstock holds a Bachelor of Arts degree in Mathematics from the University of Colorado and a Master of Accountancy from the University of Denver. Belstock has been a licensed Certified Public Accountant since 1980.
Plumas Bank has eleven full-service offices, serving businesses and local families for over 30 years in the counties of Placer, Nevada, Plumas, Lassen, Modoc and Shasta. With assets of over $450 million, Plumas Bank is known throughout Northeastern California for its personalized service, community orientation and focus on lending to small and growing businesses. To learn more, visit www.plumasbank.com.
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Source: Elizabeth Kuipers
Vice President, Marketing Manager &
Investor Relations Officer, Plumas Bank
35 S. Lindan Ave.
Quincy, CA 95971
Ph: 530.283.7305 x8912
Fx: 530.283.9665
elizabeth.kuipers@plumasbank.com